EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-65714, 333-39082, 333-39080, 333-60717, and 333-14757 of StockerYale, Inc on Form S-8 and Registration Statement Nos. 333-109790, 333-109789, 333-114311, 333-114155, 333-83762, 333-67434, 333-50408, and 333-39078 and on Form S-3 of our report dated October 8, 2004, relating to the consolidated financial statements and supplemental schedules listed in Item 15a(2) of StockerYale, Inc. as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraphs relating to i) substantial doubt with respect to the Company's ability to continue as a going concern, and ii) the change in 2002 in the method of accounting for goodwill and intangible assets and iii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of StockerYale, Inc. for the year ended December 31, 2003.

/s/ VITALE, CATURANO & CO. LTD.
Vitale, Caturano & Co., Ltd.
Boston, Massachusetts
October 22, 2004

Exhibit 23.1 / STKR	2003 Form 10-K/A-2